UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.    )
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PolyMedix, Inc.

(Name of Registrant as Specified In Its Charter)

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170 N. Radnor-Chester Road, Suite 300, Radnor, PA 19087 484-598-2400
May 15, 2009
Dear PolyMedix, Inc. Stockholder:
Effective May 12, 2009, your Board of Directors adopted a Stockholder Rights Plan designed to prevent a potential acquirer from gaining control of the Company without fairly compensating all of the Company’s stockholders.
The Rights will initially trade with shares of the Company’s Common Stock and will have no impact on the way in which the Company’s shares are traded. There are no separate certificates or market for the Rights.
The Rights will not separate from the Common Stock until the earlier of (1) ten business days after a public announcement that a person or group has acquired 15% (subject to certain exceptions as set forth in the Rights Plan) or more of the shares of the Company’s Common Stock or (2) ten business days (or any later date determined by the Company’s Board of Directors) after a person makes a tender or exchange offer for 15% (subject to certain exceptions as set forth in the Rights Plan) or more of the shares of the Company’s Common Stock.
Many other public companies have adopted similar plans, indicating widespread agreement that such plans can help Directors deflect coercive and inadequate offers.
A summary of the terms of the Rights is included with this letter.

Sincerely,

Nicholas Landekic
President and Chief Executive Officer

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED STOCK
Effective May 12, 2009, the Board of Directors (the “Board”) of PolyMedix, Inc. (“PolyMedix”) declared a dividend distribution to its stockholders of record at the close of business on May 26, 2009, of one preferred stock purchase right (a “Right”) for each outstanding share of Common Stock, par value $0.001 per share (the “Common Stock”), that will entitle the registered holder to purchase from PolyMedix one one-thousandth (1/1,000) of a share of Series C Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at a purchase price of $15.00 per one one-thousandth (1/1,000) of a share, subject to adjustment.  The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between PolyMedix and American Stock Transfer& Trust Company, LLC, as Rights Agent (the “Rights Agent”).  Initially capitalized terms used but not defined herein have the meanings set forth in the Rights Agreement.
In general terms, the Rights Agreement would impose a significant penalty upon any Acquiring Person (as defined below) that acquires 15% or more of PolyMedix’s outstanding Common Stock (including, for this purpose, Common Stock involved in derivative transactions and securities) without the approval of the Board. While PolyMedix does not currently expect any such event to occur, the Rights Agreement should not interfere with any merger or other business combination approved by the Board.
Separation and Distribution of Rights; Exercisablility.  Initially, the Rights will be attached to all shares of Common Stock then outstanding, whether or not certificated, and no separate Rights certificates will be distributed.  The Rights will separate from the Common Stock upon the earlier of:
•	ten (10) business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of Common Stock then outstanding (subject to certain exceptions set forth in the Rights Agreement) (such person is referred to as an “Acquiring Person”), or such earlier date as the Board becomes aware of the Acquiring Person’s existence; or
•	ten (10) business days (or some later date as determined by the Board) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of the shares of Common Stock then outstanding (subject to exceptions as set forth in the Rights Agreement).
The date the Rights separate from the Common Stock is referred to as the “Distribution Date.”
Until the Distribution Date, (i) the Rights will be evidenced by and transferred with, and only with, shares of Common Stock, (ii) new shares of Common Stock, whether or not certificated, issued after May 26, 2009 will contain a notation incorporating the Rights Agreement by reference, and (iii) the surrender for transfer of any shares for Common Stock outstanding will also constitute the transfer of the Rights associated with the such shares of Common Stock.  Pursuant to the Rights Agreement, PolyMedix reserves the right to require prior to the occurrence of a Triggering Event (as hereinafter defined) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 12, 2019, unless earlier redeemed by PolyMedix as described below.
As soon as practicable after the Distribution Date, Rights certificates will be mailed to the holders of record of Common Stock as of the close of business on the Distribution Date and, after that, the separate Rights certificates will represent the Rights.  Except in connection with shares of Common Stock issued or sold pursuant to the exercise of stock options under any employee plan or arrangements, or upon the exercise, conversion or exchange of securities issued by PolyMedix in the future, or as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.
Flip-in Events.  Each holder of a Right (other than the Acquiring Person and any associate or affiliate thereof) will have the right to receive, upon exercise, Common Stock (or, in some circumstances, cash, property or other securities of PolyMedix) having a value equal to two times the purchase price of the Right, as the case may be, if:
•	any person becomes an Acquiring Person (except pursuant to specified exceptions);
•	PolyMedix is the surviving corporation in a merger with an Acquiring Person and the Common Stock is not changed or exchanged; or
•	during the time that there is an Acquiring Person, a merger, reclassifications or other similar event occurs that results in increasing the Acquiring Person’s beneficial ownership of shares of Common Stock by more than 1%.
Notwithstanding any of the foregoing, following the occurrence of any of the events described in this paragraph, all Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.  The events described in this paragraph are referred to as “Flip-in Events.”
For example, at a purchase price of $15.00 per Right, each Right not owned by an Acquiring Person (or by some related parties or transferees) following an event set forth in the preceding paragraph would entitle its holder to purchase $30.00 worth of Common Stock (or other consideration, as noted above) for $15.00.
Flip-over events.  At any time following the earlier of a public announcement that a person has become an Acquiring Person or the date that a majority of the Board becomes aware of the existence of an Acquiring Person (in either case, the “Stock Acquisition Date”), each holder of a Right (except Rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of an acquiring company having a value equal to two times the purchase price of the Right if any of the following occur:
•	PolyMedix enters into a merger in which PolyMedix is not the surviving corporation;
•	PolyMedix is the surviving corporation in a merger pursuant to which all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property; or
•	more than 50% of the combined assets, cash flow or earning power of PolyMedix and its subsidiaries is sold or transferred (in each case other than some consolidations with, mergers with and into, or sales of assets, cash flow or earning power by or to subsidiaries of PolyMedix as specified in the Rights Agreement).

The events described in this paragraph are referred to as “Flip-over Events.” Flip-in events and Flip-over events are referred to collectively as “Triggering Events.”
Anti-dilution Adjustments; Fractional Shares.  The applicable purchase price payable, the number of shares of Preferred Stock or other securities or property issuable upon the exercise of the Rights, and the number of applicable Rights outstanding are subject to adjustment from time to time to prevent dilution:
•	in the event of a stock dividend on, or a subdivision, combination or reclassification of, Preferred Stock;
•	if the holders of Preferred Stock are granted rights, options or warrants to subscribe for the applicable Preferred Stock or securities convertible into the applicable Preferred Stock at less than the current market price of the applicable Preferred Stock; or
•	upon the distribution to holders of Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Preferred Stock) or subscription rights or warrants (other than those referred to in the bullet point immediately above).
The number of outstanding Rights are also subject to adjustment in the event of a stock dividend on, or a subdivision or combination of Common Stock.  With some exceptions, no adjustment in the purchase price relating to a Right will be required until cumulative adjustments amount to at least one percent (1%) of the purchase price relating to the Right.
No fractional shares of Preferred Stock are required to be issued (other than fractions which are integral multiples of one one-thousandth (1/1,000) of a share of Preferred Stock) and, in lieu of the issuance of fractional shares, PolyMedix may make an adjustment in cash based on the market price of the Preferred Stock on the trading date immediately prior to the date of exercise.
Dividend, Liquidation and Redemption Rights of the Preferred Stock.  Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment equal to the greater of $0.001 per share and an aggregate amount of 1,000 times the dividend declared per share of Common Stock (other than stock dividends payable in Common Stock).  Upon liquidation, the holders of Preferred Stock will be entitled to the greater of (1) a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) and (2) an aggregate payment equal to 1,000 times the payment to be made per share of Common Stock.  Each share of Preferred Stock will have 1,000 times the number of votes each share of the Common Stock has on matters the respective class is entitled to vote on, which will be voted together with Common Stock.  Upon any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.
At any time, or from time to time, the Board may redeem the outstanding shares of Preferred Stock, in whole but not in part, at a cash price per share equal to one hundred five percent (105%) of (i) 1,000 (subject to adjustment) times the average market value of Common Stock plus (ii) all accrued and unpaid dividends of the Preferred Stock as of the redemption date.

Because of the nature of the dividend, liquidation and voting rights of Preferred Stock, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right, should approximate the value of one share of Common Stock.
Exchange of the Rights.  At any time after the occurrence of a Flip-in Event and prior to the acquisition by a person or group of 50% or more of the shares of Common Stock then outstanding, the Board may, without payment of the purchase price by the holder, exchange the Rights, in whole or in part, as follows:
•	one Right (other than the Rights owned by the Acquiring Person or group, which will become void) for one-half the number of shares of Common Stock, one one-thousandths of a share of Preferred Stock or shares or other units of other property for which a Right is exercisable immediately prior to the time of the action of the Board to exchange the Rights.
Redemption of the Rights.  At any time prior to the earliest of (i) the Stock Acquisition Date, (ii) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person, or (iii) May 12, 2019, PolyMedix may redeem all, but not less than all, of the Rights at a price of $0.001 per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board and subject to adjustment).  Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of these Rights will be to receive the $0.001 redemption price.
No Rights as Stockholder.  Until a Right is exercised, the holder will have no rights as a stockholder of PolyMedix, including, without limitation, the right to vote or to receive dividends.
Amendment of the Rights Agreement.  Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board at any time during the period in which the Rights are redeemable. At any time when the Rights are no longer redeemable, the provisions of the Rights Agreement may be amended by the Board only if the amendment does not adversely affect the interest of holders of Rights (excluding the interest of any Acquiring Person) or cause the Rights to become redeemable again.
A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A filed on May 14, 2009. A copy of the Rights Agreement is available free of charge from the Rights Agent.  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.